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Enclosed please find a copy of the specimen stock certificate for Versatility
Inc.


VERSATILITY INC. transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be subject to all of the provisions of the Second Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Corporation, each as from time to time amended (copies of which are on file with the Transfer Agent and Registrar), to all of which the holder by acceptance hereof assents. This certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.

     Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.
Dated:


               Secretary                               President.





                                Versatiltiy Inc.

     The Corporation is authorized to issue more than one class of stock. The Corporation will furnish without charge to each stockholder who so requests a copy of the powers, designations, preferences and relative rights of the shares of each outstanding class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such prefernces and/or rights.

     For value received, _____________________________________ hereby sell, assign and transfer unto _______________________________________ Shares of the common stock represented by the within Certificate, and do hereby irrevocably constitute and appoint ____________________________________________________
Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated__________________

Signature Guaranteed: ______________________________________